Exhibit 99.2

Part B

Report from PricewaterhouseCoopers LLP

19 February 2015

The Ball Responsible Officers

Ball Corporation

10 Long Peak Drive

Broomfield

Colorado 80021

United States

Greenhill & Co. International LLP (the “Lead Financial Adviser”)

Lansdowne House

57 Berkeley Square

London W1J 6ER

United Kingdom

Recommended acquisition of Rexam by Ball pursuant to a scheme of arrangement

We report on the statement (the “Statement”) by the Ball Responsible Officers set out in the section titled: “Financial Benefits of the Offer” of the Rule 2.7 Announcement dated 19 February 2015 (the “Announcement”) to the effect that:

“The Ball Responsible Officers, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, comprising both Ball and Rexam in their entirety, will be able to achieve net annual cost synergies of approximately US$300 million in the 3rd financial year of operations of the Combined Group”.

This Statement has been made in the context of disclosure in Section 7 (Financial benefits of the Offer) of the Announcement setting out the bases of belief of the Ball Responsible Officers supporting the Statement and their analysis and explanation of the underlying constituent elements.

This report is required by Rule 28.1(a)(i) of the City Code on Takeovers and Mergers (the “City Code”) and is given for the purpose of complying with that rule and for no other purpose.

Responsibility

It is the responsibility of the Ball Responsible Officers to make the Statement in accordance with the City Code.

It is our responsibility to form our opinion as required by Rule 28.1(a)(i) of the City Code, as to whether the Statement has been properly compiled on the basis stated.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed or to the shareholders of Ball as a result of the inclusion of this report in the Announcement, and for any responsibility arising under Rule 28.1(a)(i) of the City Code to any person as and to the extent therein provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 23.3(b) of the City Code, consenting to its inclusion in the Announcement.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom.

We have discussed the Statement together with the relevant bases of belief (including sources of information and assumptions) with the Ball Responsible Officers and with Ball’s Lead Financial Adviser. Our work did not involve any independent examination of any of the financial or other information underlying the Statement.

Since the Statement and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual benefits achieved will correspond to those anticipated in the Statement and the differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion, on the basis of the foregoing, the Statement has been properly compiled on the basis stated.

Yours faithfully,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.